UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of Earliest Event Reported):
                                October 20, 2005


                      BRITTON & KOONTZ CAPITAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


        Mississippi                    0-22606                  64-0665423
(State or Other Jurisdiction    (Commission File Number)       (IRS Employer
       of Incorporation)                                     Identification No.)


                   500 Main Street, Natchez, Mississippi 39120
               (Address of Principal Executive Offices) (Zip Code)


                                 (601) 445-5576
               Registrant's Telephone Number, Including Area Code:


Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition.

         On October 20, 2005, Britton & Koontz Capital Corporation (the "Company") issued a press release reporting the earnings of the Company for the three and nine months ended September 30, 2005. A copy of this press release and accompanying financial highlights are furnished as Exhibit 99.1 to this Form 8-K.



Item 7.01   Regulation FD Disclosure.

         On October 20, 2005, the Company issued a press release reporting the earnings of the Company for the three and nine months ended September 30, 2005. A copy of this press release and accompanying financial highlights are furnished as Exhibit 99.1 to this Form 8-K.



Item 9.01   Financial Statements and Exhibits.


                  (d) Exhibits.

                       99.1 Press Release and accompanying financial highlights issued by Britton & Koontz Capital Corporation dated October 20, 2005.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.


                                           BRITTON & KOONTZ CAPITAL CORPORATION




October 20, 2005                           /s/ W. Page Ogden
                                           _____________________________________
                                           W. Page Ogden
                                           Chairman and Chief Executive Officer

                                 Exhibits Index


Exhibit
Number            Item

 99.1 Press Release and accompanying financial highlights issued by Britton & Koontz Capital Corporation dated October 20, 2005.

                                  EXHIBIT 99.1

                                                                    EXHIBIT 99.1
Britton & Koontz Capital Corporation


500 Main Street                             601-445-5576
P. O. Box 1407                              601-445-2481  Fax
Natchez, MS  39121                          corporate@bkbank.com

FOR IMMEDIATE RELEASE:     FOR MORE INFORMATION:
---------------------      ---------------------
October 20, 2005           W. Page Ogden, Chairman & CEO
(Nasdaq - BKBK)            William M. Salters, CFO

          BRITTON & KOONTZ CAPITAL REPORTS 2005 THIRD QUARTER EARNINGS

             Natchez, Mississippi - The Board of Directors of Britton & Koontz Capital Corporation (the "Company"; Nasdaq: BKBK) today reported net income for the three months ended September 30, 2005, of $828 thousand, or $0.39 per diluted share, a 15% increase from the $719 thousand, or $0.34 per diluted share, reported for the same period in 2004. Returns on average assets and average equity for this period were 0.84% and 10.53%, compared to 0.76% and 9.28% for the same period in 2004. For the nine months ended September 30, 2005, net income and diluted earnings per share were $2.6 million and $1.21 per share, a 26% increase over the $2.0 million and $0.96 per share for the same period in 2004. Returns on average assets and average equity calculated for this period were 0.88% and 10.90% for 2005, compared to 0.72% and 8.82% in 2004.

Explanation for the quarterly variance

             Net interest income for the three months ended September 30, 2005, remained relatively stable at $3.4 million although the net interest margin decreased to 3.65% for this period from 3.73% for the same period in 2004. Non-interest income increased slightly to $642 thousand during the third quarter of 2005 compared to $627 thousand in 2004. Non-interest expense for the three months ended September 30, 2005, decreased $93 thousand to $2.9 million compared to $3.0 million during the same period in 2004.

             Included in the third quarter results was additional salary expense of $125 thousand. On September 15, the Company offered employees with certain years of service a graduated voluntary severance package. The Company offered the severance package with the intention of reducing expenses without impairing the ability of the Company to operate effectively. The offer was extended to covered employees until November 1. The one-time expense of $125 thousand associated with those who had accepted the offer by the end of September was charged to third quarter earnings. At the time of this release it is impossible for the Company to determine the exact additional one-time expense for other covered employees who may accept the severance offer by November 1. Management does not anticipate that expenses related to severance payments will exceed $500 thousand. The final amount of these expenses should be available to be included in the Company's third quarter 10Q filing. Going forward, the effect of the severance offer should be to reduce salary expense by approximately $250 thousand annually.

Explanation for the year-to-date variance

             The increase in net income for the nine months ended September 30, 2005, compared to the nine months ended September 30, 2004, was due primarily to reductions of approximately $507 thousand in employee salaries and benefits and occupancy costs. These reductions have been a significant part of the Company's move that began in 2004 to lower personnel expense and to improve overall operating efficiency.

             Although the net interest margin decreased to 3.64% for the nine months ended September 30, 2005, from 3.78% in the comparable period in 2004, net interest income increased by $109 thousand for the nine months ended September 30, 2005, compared to the same period in 2004. Throughout 2005, the Company has experienced steady growth in the loan portfolio of approximately 11% along with solid increases in fee income from loan originations. This growth helped offset losses in net interest income due to rising interest rates for the nine months ended September 30, 2005.

             The Company's provision for loan losses for the nine month period ended September 30, 2005, was $240 thousand, a 33% reduction compared to the same period in 2004. The decrease is primarily the result of lower than expected net charge-offs for the first nine months of 2005 compared to the same period in the previous year. Net charge-offs for the nine months ended September 30, 2005, decreased 15% to $74 thousand compared to $86 thousand for the same period in 2004.

             The Company's locations were on the perimeter of the geographic area severely affected by Hurricanes Katrina and Rita. However, company premises and systems were not damaged by the storms. Furthermore, management does not anticipate any material losses in loans or significant reductions in non-interest income as a result of the storms. In response to the needs of evacuees of the storms, the Company has temporarily lifted the noncustomer surcharges on its ATMs, participated in extensive check cashing of relief funds, assisted another bank in the damaged area with a temporary location in the Company's Baton Rouge office, and offered other low cost services to assist in disaster relief.

About Britton & Koontz

             Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and one in Baton Rouge, Louisiana. The Company also owns Britton & Koontz Title Insurance Agency, Inc. which was established to issue title insurance on properties in the State of Mississippi. As of September 30, 2005, the Company reported assets of $397.6 million and equity of $31.6 million. The Company's stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company. Total shares outstanding at September 30, 2005, were 2,116,316.

Forward Looking Statements

             This news release contains statements regarding the projected performance of Britton & Koontz Capital and its subsidiaries. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.




                                             Britton and Koontz Capital Corporation
                                                      Financial Highlights
                                    (Unaudited-Amounts in thousands, except per share data)


                                                            For the Three Months                    For the Nine Months
                                                             Ended September 30,                    Ended September 30,
                                                    --------------------------------------  -------------------------------------

                                                          2005                 2004               2005                2004
                                                    ------------------   -----------------  ------------------  -------------------

Interest income                                               $ 5,658             $ 4,984            $ 16,225           $ 14,774
Interest expense                                               (2,270)             (1,648)             (6,109)            (4,767)
                                                    ------------------   -----------------  ------------------  -----------------
Net interest income                                             3,388               3,336              10,116             10,007
Provision for loan losses                                         (60)               (120)               (240)              (360)
                                                    ------------------   -----------------  ------------------  -----------------
Net interest income after
 provision for loan losses                                      3,328               3,216               9,876              9,647
Non-interest income                                               642                 627               1,837              1,962
Non-interest expense                                           (2,874)             (2,924)             (8,499)            (9,061)
                                                    ------------------   -----------------  ------------------  -----------------
Income before income taxes                                      1,096                 919               3,214              2,548
Income taxes                                                     (267)               (200)               (646)              (525)
                                                    ------------------   -----------------  ------------------  -----------------
Net income                                                      $ 829               $ 719             $ 2,568            $ 2,023

                                                    ==================   =================  ==================  =================

Return on Average Assets                                        0.84%               0.76%               0.88%              0.72%
Return on Average Equity                                       10.53%               9.28%              10.90%              8.82%

Diluted:
Net income per share                                           $ 0.39              $ 0.34              $ 1.21             $ 0.96
                                                    ==================   =================  ==================  =================
Weighted average shares outstanding                         2,122,912           2,119,959           2,121,368          2,117,806
                                                    ==================   =================  ==================  =================



                                                      September 30,        December 31,       September 30,
                                                          2005                 2004               2004

                                                    ------------------   -----------------    ------------------


Total assets                                                $ 397,570           $ 377,351           $ 382,298
Cash and due from banks                                        10,862               6,577               8,936
Federal funds sold                                                  -                 109                   -
Investment securities                                         130,065             137,303             136,581
Loans, net of unearned interest                               244,377             220,999             222,131
Deposits-interest bearing                                     194,994             186,419             187,525
Deposits-non interest bearing                                  47,782              39,868              36,893
Total Deposits                                                242,777             226,288             224,418
Short Term debt                                                55,153              56,538              29,706
L/T debt, inc junior subordinated debentures                   64,823              60,078              90,910
Stockholders' equity                                           31,603              31,152              31,371
Book value (per share)                                        $ 14.93             $ 14.72             $ 14.82
Total shares outstanding                                    2,116,316           2,116,316           2,116,316


